EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

THIRD QUARTER OPERATING RESULTS

McLean, VA, September 22, 2004 – The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and home furnishings retailer, today reported operating results for the third quarter ended August 29, 2004.

Led by strong sales in its Storehouse retail unit, net shipments for the third fiscal quarter increased $6,433,000 or 9.2% to $76,585,000 from the prior year quarter’s net shipments of $70,152,000. Gross margin increased to $26,991,000 from $25,451,000, but decreased as a percentage of sales from 36.3% to 35.2%. The decline in gross profit percentage is largely attributable to reduced manufacturing productivity exacerbated by higher workers’ compensation and health care costs. Sales and administrative expenses for the quarter were $25,789,000, compared to $24,431,000 in the prior year quarter, principally due to higher retail selling expenses associated with higher volume and increased store occupancy expense from new store growth. Net earnings from continuing operations for the third quarter totaled $489,000 or $0.04 per diluted share compared to a loss in the prior year period of $(107,000) or $(0.01) per diluted share.

During the third quarter, the Company made the decision to dispose of certain investment real estate property, however there are no pending contracts for sale. Therefore, the results of operations of this property, consisting of rental revenue less operating costs, has been reclassified to discontinued operations. Net earnings from discontinued operations were $18,000 for the current year quarter, compared to a loss of $(70,000) in the same quarter last year.

For the nine months ended August 31, 2004, sales increased 10.6% overall to $223.3 million from $201.9 million in the prior year, led by a 16.8% increase in retail sales. Gross profit improved to $79.5 million from the comparable prior year period amount of $71.8 million, while remaining essentially unchanged at 35.6% in the current year compared to 35.5% in the prior year period. Selling and administrative expenses increased from $71.4 million in the first nine months of 2003 to $75.8 million in 2004, principally due to higher retail selling expenses and store occupancy costs associated with higher volume. Net earnings from continuing operations improved to $1,406,000, or $0.10 per diluted share, in 2004 compared to a loss of $(1,618,000), or $(0.12) per diluted share in 2003. Net earnings improved to $1,267,000, or $0.09 per diluted share, in 2004 from $(86,000), or $(0.01) per diluted share in the comparable 2003 period.

Third Quarter Results

September 22, 2004

Page 2.

The 2003 results included discontinued operations and gain on the sale of Mitchell Gold in April, 2003.

“We are pleased with our ongoing revenue strength,” said Gerald M. Birnbach, Chairman and President. “Same store sales growth at our Storehouse unit for the quarter was 9%. Total sales increased 13.6% in our retail unit, and 5.1% in our manufacturing unit. However, Rowe Furniture has experienced a decline in manufacturing productivity that hurt our profit performance this quarter. Causes of this decline include continued involvement of operating management in our ERP suite implementation, the learning curve as we convert to lean manufacturing, increased health care and workers’ compensation costs, as well as some effect from fabric inventory below optimum level. While we expect near-term improvement in some of those factors, some of these will likely extend into next year.”

The Rowe Companies operates two subsidiaries in the home furnishings industry: Rowe Furniture, Inc., a major manufacturer of quality upholstered furniture serving the middle and upper middle market throughout the U.S.; and Storehouse, Inc., a multi-channel, lifestyle home furnishings business including 60 retail home furnishings stores. Storehouse makes good design accessible by selling an edited assortment of casual, contemporary home furnishings through its stores located in the Southeast, Southwest and Mid-Atlantic markets, its catalog and over the Internet.

Statements in this press release concerning Rowe’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe’s filings with the Securities and Exchange Commission.

(table follows)

Contact:     Gene S. Morphis, Chief Financial Officer

703-847-8670

THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED AUGUST 29, 2004 AND AUGUST 31, 2003

UNAUDITED

	Three Months Ended		Nine Months Ended
	August 29,	August 31,	August 29,	August 31,
	2004	2003	2004	2003
	(in thousands—except per share amounts)

Net shipments	$76,585	$70,152	$223,254	$201,930
Cost of shipments	49,594	44,701	143,745	130,173

Gross profit	26,991	25,451	79,509	71,757
Selling and administrative expenses	25,789	24,431	75,841	71,385
Retail restructuring and other charges	—	—	—	125

Operating income	1,202	1,020	3,668	247
Interest expense	(876)	(1,010)	(2,537)	(3,250)
Other income	416	91	1,088	673

Earnings (loss) from continuing operations before taxes	742	101	2,219	(2,330)
Tax expense (benefit)	253	208	813	(712)

Net earnings (loss) from continuing operations	489	(107)	1,406	(1,618)
Earnings (loss) from discontinued operations, net of tax expense (benefit) of $11, $(44), $(86) and $655, respectively	18	(70)	(139)	1,070
Gain on sale of Mitchell Gold, net of tax benefit of $1,473	—	—	—	462

Net earnings (loss)	$507	$(177)	$1,267	$(86)

Net earnings (loss) from continuing operations per common share	$0.04	$(0.01)	$0.11	$(0.12)
Net earnings (loss) per common share	$0.04	$(0.01)	$0.10	$(0.01)
Weighted average common shares	13,201	13,168	13,188	13,166
Net earnings (loss) from continuing operations per common share assuming dilution	$0.04	$(0.01)	$0.10	$(0.12)
Net earnings (loss) per common share assuming dilution	$0.04	$(0.01)	$0.09	$(0.01)
Weighted average common shares and equivalents	13,591	13,168	13,531	13,166

THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	August 29, 2004	November 30, 2003
	(Unaudited)	(Audited)
	($ in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,239	$3,708
Restricted cash	4,964	4,034
Accounts receivable, net	20,421	19,529
Notes receivable	—	100
Inventories	34,240	32,387
Deferred income tax asset	567	880
Prepaid expenses and other	2,850	2,711

Total current assets	65,281	63,349

PROPERTY AND EQUIPMENT, net	39,318	41,624
GOODWILL, net	14,224	14,224
INVESTMENT PROPERTY HELD FOR SALE, net	810	—
OTHER NONCURRENT ASSETS	10,380	10,871

	$130,013	$130,068

LIABILITIES
CURRENT LIABILITIES
Current maturities of long-term debt	1,964	3,314
Accounts payable and accrued liabilities	23,549	21,683
Income taxes payable	744	1,061
Customer deposits	12,948	13,512

Total current liabilities	39,205	39,570

LONG-TERM DEBT	29,624	34,312
DEBT ASSOCIATED WITH INVESTMENT PROPERTY HELD FOR SALE	3,198	—
DEFERRED LIABILITIES	4,211	4,269

Total liabilities	76,238	78,151

Total stockholders' equity	53,775	51,917

	$130,013	$130,068